                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                        [X]
Filed by a party other than the Registrant     [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              THIOKOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              THIOKOL CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (check the appropriate box)

[X] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3)
[_] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and O-11

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:*

    4) Proposed maximum aggregate value of transaction:

* Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    1) Amount previously paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

[LOGO OF THIOKOL CORPORATION APPEARS HERE]

                                                              SEPTEMBER 23, 1994

Dear Stockholder:

  We invite you to the Annual Meeting of Stockholders of Thiokol Corporation, which will be held on Tuesday, October 25, 1994, in the Ballroom, Ogden Park Hotel, 247 24th Street, Ogden, Utah, commencing at 10:00 a.m. local time. Information about the matters to be voted upon at the meeting is in the enclosed formal Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at this meeting whether or not you personally plan to attend. Please sign, date and return your proxy promptly in the enclosed envelope. This will not limit your right to vote in person or attend the meeting.

  The Company's Annual Report for the fiscal year ended June 30, 1994, is being distributed to stockholders with this proxy statement.




[SIGNATURE OF JAMES R. WILSON              [SIGNATURE OF U. EDWIN GARRISON
                 APPEARS HERE]                                APPEARS HERE]

     James R. Wilson                                 U. Edwin Garrison
     President and                                   Chairman of the Board
     Chief Executive Officer

                                   NOTICE OF
                  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                           TUESDAY, OCTOBER 25, 1994

To the Stockholders:

  The Annual Meeting of Stockholders of Thiokol Corporation (the "Company") will be held on Tuesday, October 25, 1994, in the Ballroom, Ogden Park Hotel, 247 24th Street, Ogden, Utah, at 10:00 a.m. local time, to consider and vote upon:

  1. Election of two directors (see page 2);

  2. Ratification of appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 1995 (see page
     21); and

  3. Any other business that may properly come before the meeting.

  The close of business on August 23, 1994, has been fixed as the record date for the meeting. All stockholders of record on that date are entitled to be present and vote at the meeting.

  Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

  The meeting will be conducted pursuant to the Company's By-Laws and rules of order prescribed by the chairman of the meeting.

September 23, 1994

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

                              THIOKOL CORPORATION
                           2475 WASHINGTON BOULEVARD
                             OGDEN, UTAH 84401-2398

                                PROXY STATEMENT

                                                              September 23, 1994

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies for use at its Annual Meeting of Stockholders to be held on Tuesday, October 25, 1994, and at any adjournment thereof (the "1994 Annual Meeting").

  Shares represented in person or by properly executed and unrevoked proxies received in proper form in time for the 1994 Annual Meeting will be voted. Shares will be voted in accordance with stockholder's instructions in the accompanying proxy. If any such proxy contains no instructions, the shares will be voted in accordance with the directors' recommendations, which are noted herein. Any proxy given may be revoked at any time before it is voted at the meeting.

  On August 23, 1994, the record date for the 1994 Annual Meeting, there were 18,695,789 shares of $1.00 par value common stock outstanding, each entitled to one vote, and there is no cumulative voting. A majority of these shares will constitute a quorum for the transaction of business at the 1994 Annual Meeting. Only stockholders of record will be entitled to vote. The Company has no other class of equity securities outstanding.

  Pursuant to the By-Laws of the Company, three Judges of Election have been elected by the Board of Directors to serve at the 1994 Annual Meeting. In the event any judge so elected shall not be present at the meeting, that judge shall be replaced with a judge by the Board of Directors in advance of the meeting or by the chairman of the meeting in advance of any voting at such meeting. The owners of a majority of the outstanding shares entitled to vote are required for a quorum at the 1994 Annual Meeting. Under Delaware corporation law abstentions, withheld votes and broker no-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be considered part of the quorum. Directors will be elected by a plurality of the votes cast at the 1994 Annual Meeting, which means that abstentions, withheld votes and broker no-votes will not affect the election of the candidates. All other proposals, including the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, require the favorable vote of the holders of a majority of the shares present and entitled to vote at the 1994 Annual Meeting to pass. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals and broker no-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. The polls for the casting of ballots at the 1994 Annual Meeting shall open at 8:00 a.m. local time and shall close at 10:00 a.m. on October 25, 1994. For a ten day period prior to the date of the 1994 Annual Meeting, a list of stockholders entitled to vote is open for examination during normal business hours at the Company's principal offices, 2475 Washington Blvd., Ogden, Utah, and may be examined by any stockholder for any purpose germane to the meeting.

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Company's common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers, and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or telegraph. In addition, the Company has retained
D. F. King & Co., Inc., to assist in the solicitation for a fee of $5,000 plus expenses.

                            1. ELECTION OF DIRECTORS

  The Board of Directors is currently comprised of ten directors. Robert T. Marsh and Joseph A. Rice will not stand for re-election due to their retirements. By resolution, in accordance with the By-Laws of the Company, the Board of Directors will reduce the Board membership from ten directors to eight directors effective October 25, 1994. The Company's Restated Certificate of Incorporation and By-Laws provide for the Board to be divided into three classes. Each class serves for a term of three years. At the 1994 Annual Meeting, L. Dennis Kozlowski and James M. Ringler will stand for election as nominees for directors for a term to expire at the 1997 Annual Meeting.

  The following table shows the class in which each nominee for director and each director continuing in office serves and the year in which the term of office for each such class expires.

                               BOARD OF DIRECTORS
                          YEAR TERM OF OFFICE EXPIRES
                         AT THE OCTOBER ANNUAL MEETING


                                               1994     1995     1996     1997
                                               ----     ----     ----     ----

NOMINEES FOR DIRECTOR
                         ))                      ---------------------------
L. Dennis Kozlowski(/1/)  )
James M. Ringler(/1/)     ))
                          )
                         ))                      ---------------------------

DIRECTORS CONTINUING IN OFFICE
                         ))                      ---------------------
Neil A. Armstrong(/2/)    )
Charles S. Locke(/2/)     ))
Donald C. Trauscht(/2/)   )
                         ))                      ---------------------

                         ))                      -----------
James R. Burnett(/3/)     )
U. Edwin Garrison(/3/)    ))
James R. Wilson(/3/)      )
                         ))                      -----------
- - --------
(/1/) By resolution in accordance with the By-Laws of the Company, the Board of Directors expanded the Board from eight to ten directors, the vacancies created thereby were filled by L. Dennis Kozlowski and James M. Ringler for a term to expire at the 1994 Annual Meeting.
(/2/) Neil A. Armstrong, Charles S. Locke, and Donald C. Trauscht were elected by stockholders at the 1993 Annual Meeting to terms expiring at the 1996 Annual Meeting.
(/3/) James R. Burnett and U. Edwin Garrison were elected by stockholders at the 1992 Annual Meeting to a term expiring at the 1995 Annual Meeting. James
      R. Wilson was elected a director by the Board to a term expiring at the 1995 Annual Meeting to fill the vacancy created by John R. Myers' resignation from the Board.

  The nominees for election as directors at the 1994 Annual Meeting for the above described terms are listed on the following pages. If any nominee should become unavailable, an event the Board of Directors does not anticipate, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors, or the Board may reduce the number of directors. All nominees are presently serving as directors and have consented to being named herein and to serve if elected.

BOARD MEETING ATTENDANCE AND COMPENSATION OF DIRECTORS

  The Company's Board of Directors met six times during fiscal year 1994. All incumbent directors were present for 75 percent or more of the total meetings of the Board while they were Board members.

  Directors who are employees of the Company receive no compensation for their service as directors. Other directors are paid an annual retainer of $30,000 plus a fee of $1,000 and travel expenses for each Board meeting attended.

  The Company maintains a Deferred Fees Plan where non-employee directors may elect to have payment of part or all of their directors' compensation deferred until such time as they cease to be a director. Amounts credited to Plan participants' deferral balances include increments (similar to interest) at prevailing market rates. Currently, no director is an active participant in the Plan. Robert T. Marsh is an inactive Plan participant and consequently only participates in the Plan to the extent of increments credited on his deferrals made to the Plan prior to June 30, 1989. Upon retirement as a director of the Company, participants receive a distribution of their deferred balances from the Plan. General Marsh receives the directors' fees paid to non-officer directors.

  Effective July 1, 1994, the Company renewed a one year consulting agreement with U. Edwin Garrison, Chairman of the Board, the retired Chief Executive Officer of the Company, pursuant to which he provides advice to the President and Chief Executive Officer and also acts as an advisor to Chairmen of the Committees of the Board of Directors. During fiscal year 1994 and for the remainder of the agreement for fiscal year 1995, Mr. Garrison receives a $150,000 retainer payable quarterly over the term of the agreement. In addition, Mr. Garrison receives the director's fees paid to non-officer directors.

  Messrs. Garrison and Marsh as retired employees of the Company participate in the Pension Plan and Excess Plan described on page 12.

NOMINEES FOR DIRECTORS

  THREE-YEAR TERMS EXPIRING AT THE 1997 ANNUAL MEETING

[PHOTO OF             L. DENNIS KOZLOWSKI, age 47, was elected a director of the
   L. DENNIS     Company in August 1993. He has served as Chairman of the Board,
   KOZLOWSKI     President and Chief Executive Officer of Tyco International
 APPEARS HERE]   Ltd., a manufacturer of fire protection and flow control
                 products, since 1992, as President since 1989, and President of Grinnell Corporation, a subsidiary, since 1982. Mr. Kozlowski holds Bachelor of Science and Master of Business Administration degrees from Seton Hall University.

[PHOTO OF       JAMES M. RINGLER, age 49, was elected a director of the
 JAMES M.     Company in August 1993. He has served as the President and Chief
 RINGLER      Operating Officer since 1992 of Premark International, Inc., a
 APPEARS      diversified manufacturer of premium brand name products such as
     HERE]    Tupperware, West Bend, Wilsonart, Hobart, Vulcan, Hartco, Precor
              and Florida Tile; President of its Food Equipment Group from
              1990 to 1992; and as President of the Major Appliance Group,
              White Consolidated Industries from 1986 to 1990. He is a director of Premark International, Inc., and Reynolds Metals
              Company. Mr. Ringler holds Bachelor of Science and Master of
              Business Administration degrees from the State University of New
              York at Buffalo.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

  TERMS EXPIRING AT THE 1996 ANNUAL MEETING

[PHOTO OF       NEIL A. ARMSTRONG, age 64, became a director of the Company in
 NEIL A.      October 1989. He has served as Chairman of AIL Systems, Inc.,
 ARMSTRONG    subsidiary of Eaton Corporation, an electronics and systems
 APPEARS      company with sales primarily to the Federal Government. He is a
      HERE]   director of Cincinnati Gas & Electric Company, Cincinnati
              Milacron Inc., Eaton Corporation, RMI Titanium Co., and USX
              Corporation. He holds a Bachelor of Science degree in Aeronautical Engineering from Purdue University and a Master of
              Science degree in Aerospace Engineering from the University of Southern California.

[PHOTO OF       CHARLES S. LOCKE, age 65, is the retired Chairman of the Board
 CHARLES      and Chief Executive Officer of Morton International, Inc., a
 S. LOCKE     manufacturer and marketer of specialty chemicals, automotive
 APPEARS      inflatable restraint systems, and salt. He served as Chairman of
     HERE]    the Board and Chief Executive Officer of the Company from 1980 until July 1, 1989. Since then, he has continued as a non-employee director of the Company. He is a director of Avon
              Products, Inc.; NICOR, Inc., and its subsidiary, Northern
              Illinois Gas Company; and Whitman Corporation. Mr. Locke holds
              Bachelor of Business Administration and Master of Science degrees from the University of Mississippi.


[PHOTO OF       DONALD C. TRAUSCHT, age 60, was elected a director of the
 DONALD C.    Company in August 1993. He has served as the Chairman of the
 TRAUSCHT     Board, President and Chief Executive Officer of Borg-Warner
 APPEARS      Security Corporation, a supplier of security services since
      HERE]   1992; President, Borg-Warner Corporation 1990 to 1992, and as
              Vice President Finance and Strategic 1987 to 1990. He is a director of Borg-Warner Automotive, Inc., Baker Hughes
              Incorporated, Blue Bird Corporation, Mannesman Capital
              Corporation, and ESCO Electronics Corporation. Mr. Trauscht holds a Bachelor of Science degree from St. Mary's College and a Master of Business Administration degree from the University of Chicago.

  TERMS EXPIRING AT THE 1995 ANNUAL MEETING

[PHOTO OF       JAMES R. BURNETT, age 68, became a director of the Company in
 JAMES R.     March 1991. Dr. Burnett joined TRW in 1956, held various senior
 BURNETT      management positions, and retired in January 1991 as the
 APPEARS      Executive Vice President and Deputy General Manager of TRW's
     HERE]    Space & Defense group, a position he held since 1981. He is a member of the Board of Directors of OEA Inc. Dr. Burnett holds
              Bachelor of Science, Master of Science, and Doctor of Philosophy degrees from Purdue University. He has received national recognition for his contributions to the aerospace and defense industry and has authored numerous technical papers.

[PHOTO OF       U. EDWIN GARRISON, age 66, Chairman of the Board, retired as
 U. EDWIN     Chief Executive Officer of the Company June 30, 1993. He served
 GARRISON     as Chairman of the Board and Chief Executive Officer from July
 APPEARS      1992 to June 30, 1993; Chairman of the Board, President and
     HERE]    Chief Executive Officer from July 1991 to July 1992; and as
              President and Chief Executive Officer from July 1989 to June
              1991. He has served as director of the Company since July 1989.
              He became Group Vice President of the Aerospace Group in 1983, and President of the Group later that year. He joined a predecessor to the Company in 1952 as a project engineer, and subsequently served in various program management and marketing capacities. Mr. Garrison is a director of Questar Corporation and First Security Corporation. He holds a Bachelor of Science degree in Mechanical Engineering from Mississippi State
              University.

[PHOTO OF       JAMES R. WILSON, age 53, became President and Chief Executive
 JAMES R.     Officer of the Company October 4, 1993. He has served as a
 WILSON       director of the Company since October 25, 1993. He joined the
 APPEARS      Company in 1989 as Vice President and Chief Financial Officer
     HERE]    and became Executive Vice President and Chief Financial Officer in 1992. Prior to joining the Company he was Senior Vice
              President and Chief Financial Officer of Circuit City Stores
              1987-1988; and Executive Vice President and Chief Financial
              Officer of Fairchild Industries, Inc., 1982-1987. Mr. Wilson is a director of Rohr, Inc., advisory director of The First
              Security Bank of Northern Utah and Finance Chairman of the Board of Trustees of the College of Wooster. He holds a Bachelor's degree from the College of Wooster and a Master of Business
              Administration degree from Harvard University.

COMMITTEES OF THE BOARD

  There are four standing committees of the Company's Board of Directors: Audit Committee, Compensation Committee, Nominating Committee, and Executive Committee.

  The Audit Committee recommends to the Board the independent auditors to be selected to audit the Company's annual financial statements, and reviews the fees charged for such audits and for any special assignments given the auditors. The Committee reviews the annual audit and its scope, including the independent auditors' comment letter and management's responses; possible violations of the Company's business ethics and conflict of interest policies; any major accounting changes made or contemplated; and the effectiveness and efficiency of the Company's internal audit staff. In addition, the Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors' and the internal auditors' examinations. Members of this Committee are Messrs. Joseph
A. Rice(/1/) (Chairman), Neil A. Armstrong, James R. Burnett, L. Dennis Kozlowski and Donald C. Trauscht. The Committee met four times in fiscal year 1994. All Committee members attended 75 percent or more of the Committee meetings while a member of the Committee.

  The Compensation Committee annually reviews and reports to the Board on the investment performance of the fund managers of the Company's retirement plans and makes recommendations to the Board with respect to the creation and amendment of compensation, retirement, and other benefit plans of the Company and its subsidiaries. The Committee also approves compensation actions for Executive Officers and other key employees, administers the Company's executive bonus programs, and administers the Company's stock option and awards plans. Members of the Committee are Messrs. Charles S. Locke (Chairman), James R. Burnett, Joseph A. Rice, and James M. Ringler. The Committee met three times in fiscal year 1994. All incumbent members attended 75 percent or more of the Committee meetings while a member of the Committee. The Committee's report on Executive Compensation is set forth on page 14.

  The Nominating Committee reviews the size and composition of the Board, evaluates individuals for potential membership on the Board, makes recommendations to the Board of individuals to fill vacancies or new positions, makes recommendations to the Board of individuals to be proposed to shareholders for election to the Board at annual meetings of stockholders, and makes recommendations to the Board regarding Committee structures and responsibilities. Members of the Committee are Messrs. Robert T. Marsh(/1/) (Chairman), James R. Burnett, Charles S. Locke and U. Edwin Garrison. The Committee had no meetings in fiscal year 1994.

  The Executive Committee may exercise all of the powers and authority of the Company's Board, except that the Committee does not have the power to amend the Company's By-Laws or Certificate of Incorporation (except to fix the designations, preferences and other terms of any of its preferred stock), authorize the issuance of stock, declare dividends, adopt an agreement of merger or consolidation, adopt a certificate of ownership and merger under Delaware law, or recommend to Company stockholders the sale, lease or exchange of all or substantially all of its property and assets, and a dissolution of the Company or a revocation of a dissolution. Members of this Committee are Messrs. U. Edwin Garrison (Chairman), Charles S. Locke, Robert T. Marsh(/1/) and James R. Wilson. The Committee had no meetings in fiscal year 1994.

- - --------
(/1/) Messrs. Rice and Marsh retire from their respective Chairmanships at the 1994 Annual Meeting at which time the Board of Directors will elect their successors.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  The following table sets forth information as of August 23, 1994, with respect to the shares of the Company's common stock which are held by persons known to the Company to be beneficial owners of more than five percent of such stock.

         NAME AND ADDRESS                   AMOUNT OF NATURE          PERCENT OF
       OF BENEFICIAL OWNERS           OF BENEFICIAL OWNERSHIP(/1/)      CLASS
       --------------------         --------------------------------- ----------
Mellon Bank......................   Aggregate Amount: 1,646,000          8.8%
One Mellon Bank Center              Sole Voting Power: 1,086,000         5.8
Pittsburgh, Penn. 15258             Sole Dispositive Power: 1,337,000    7.2

  The following table shows the Company's common stock beneficially owned as of August 23, 1994, by each director and nominee for director and each of the Executive Officers named in the table on page 9, and the aggregate number of such shares beneficially owned by all directors and Executive Officers of the Company as a group (as used in this Proxy Statement the term "Executive Officer" means all officers of the Company designated as Executive Officers of the Board of Directors). Unless otherwise indicated in the footnotes, each named person and member of the group has sole voting and investment power with respect to the shares shown.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                                    SHARES
                                                                 BENEFICIALLY
                                NAME                              OWNED(/2/)
                                ----                             ------------
     Neil A. Armstrong..........................................     1,100(/3/)
     William W. Brant...........................................    54,667
     James R. Burnett...........................................     1,000
     U. Edwin Garrison..........................................   121,772
     R. Robert Harris...........................................     9,303
     L. Dennis Kozlowski........................................     1,000
     Joseph A. Lombardo.........................................    28,700
     Charles S. Locke...........................................     2,562
     Robert T. Marsh............................................     4,060
     James E. McNulty...........................................    24,482
     Joseph A. Rice.............................................     5,000
     James M. Ringler...........................................       200
     Donald C. Trauscht.........................................       400
     James R. Wilson............................................    17,223
     All directors, nominees and Executive Officers as a group
      (21 persons, including those named).......................   332,704

  Mr. Garrison's beneficial holdings total .07 percent of the outstanding shares. No other individual beneficial holdings total more than .07 percent of the outstanding shares; the holdings of the group represent 1.8 percent of the outstanding shares. To the Company's knowledge, based on review of copies of such reports furnished to the Company and written representations, all Forms 4 and 5 required by Section 16(a) of the Securities Exchange Act of 1934 have been timely filed with respect to the most recently concluded fiscal year. Form 3 for Messrs. Kozlowski, Ringler, and Trauscht were filed by the Company within ten days after the close of the month in which they became directors rather than the required ten days after such date.
- - --------
(/1/) As reported on Schedule 13-G.
(/2/) Including shares which may be acquired presently or within 60 days upon exercise of stock options: Messrs. Brant 51,389 shares, Garrison 54,000 shares, Harris 6,708, Lombardo 28,600, McNulty 23,000, Wilson 15,650 shares, and all directors, nominees and Executive Officers as a group 233,703 shares.
(/3/) Owned by a pension trust in which Mr. Armstrong has sole voting and investment powers.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  The Summary Compensation Table sets forth the compensation for the three fiscal years ended June 30, 1994, both long-term and short-term, for services in all capacities earned by those individuals who were as of June 30, 1994, (i) the Chief Executive Officer; and (ii) the other four most highly compensated Executive Officers of the Corporation and subsidiaries. Compensation for John
R. Myers, who was the Chief Executive Officer from July 1, 1993 to October 1, 1993, is also shown.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG- TERM
                                         ANNUAL COMPENSATION                      COMPENSATION
                              ---------------------------------------------- -----------------------
                                                                               AWARDS     PAYOUTS
                                                                             ---------- ------------
                                                                             SECURITIES
                                                                             UNDERLYING
        NAME AND                                           OTHER ANNUAL       OPTIONS/      LTIP           ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY      BONUS(/2/) COMPENSATION(/3/)(/4/)   SARS #   PAYOUTS(/5/) COMPENSATION(/3/)(/6/)
- - ------------------------ ---- --------     ---------- ---------------------- ---------- ------------ ----------------------
James R. Wilson......... 1994 $320,750      $347,000                0          40,000     $133,936          $  6,336
 President and Chief     1993  230,250       193,410         $243,205               0      272,255             5,810
 Executive Officer       1992  218,250       218,250              --           17,750      300,300               --

John R. Myers........... 1994   60,833(/1/)        0                0               0            0           684,322(/7/)
 Former President and    1993  294,231       277,200                0          40,000            0             5,250
 Chief Executive Officer 1992        0             0              --                0            0               --

Joseph A. Lombardo...... 1994  185,000       166,514                0          10,000            0             4,740
 Vice President          1993  159,055        93,514                0               0            0             4,536
                         1992  132,950        69,488              --            8,500            0               --

James E. McNulty........ 1994  178,375       142,760          126,140          10,000       84,471             4,746
 Executive Vice          1993  164,000       110,208                0               0      171,032             4,484
 President Human         1992  155,250       124,200              --           10,800      157,208               --
 Resources and
 Administration

William W. Brant........ 1994  170,000       136,015                0           8,000      208,000             4,203
 Vice President          1993  164,000       131,200                0               0      183,400             3,517
                         1992  144,000       115,200              --           10,800            0               --

R. Robert Harris........ 1994  167,475       133,980          104,029           6,000       84,471             4,432
 Vice President          1993  160,250       106,406          102,330               0      171,032             4,416
 and General Counsel     1992  153,000       120,564              --           10,800      167,687               --

- - --------
(/1/) Mr. Myers' base salary reflects the amount of base annual compensation paid from July 1, 1993, to October 1, 1993, the date of his resignation as President and Chief Executive Officer and Director of the Company.
(/2/) Bonuses accrued under the Company's Key Executive Bonus Plan are paid after the fiscal year in which they are accrued.
(/3/) Information for years prior to fiscal year ("FY") 1993 is excluded in reliance upon applicable Securities and Exchange Commission rules.
(/4/) Amounts paid to Messrs. Wilson, McNulty and Harris represent Supplemental
      Cash Payment pursuant to stock options granted prior to FY 1992.
(/5/) The FY 1994 LTIP payouts were made in August 1994 from the Company's Key
      Executive Long-Term Incentive Plan for the plan period July 1, 1991, through June 30, 1994. The FY 1993 and FY 1992 LTIP payouts were made with regard, respectively, to the three-year Plan periods ending June 30, 1993, and June 30, 1992. Mr. Lombardo participates in the plan, but will not be eligible for plan benefits prior to completion of the three-year plan period ending June 30, 1995.
(/6/) Except as shown for Mr. Myers, amounts are the Company's matching contributions on behalf of each named individual under the Company's Employee Savings Incentive Plan, a 401-k plan.
(/7/) Amounts consist of payments to Mr. Myers equal to 21 months of base compensation and accrued and unused vacation.

STOCK OPTION GRANTS IN FISCAL YEAR 1994

  The table below shows the Company's stock option grants in fiscal year 1994 to the named Executive Officers. The 1989 Stock Awards Plan, pursuant to which these grants were made, authorizes the Compensation Committee to grant stock options, stock appreciation rights, shares of restricted stock, and other awards valued by reference to the Company's common stock.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                           POTENTIAL REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL RATES
                                                                                 OF STOCK PRICE
                               INDIVIDUAL GRANTS(/1/)                  APPRECIATION FOR OPTION TERM(/2/)
                         ----------------------------------            ---------------------------------
                          NUMBER OF    % OF TOTAL  EXERCISE
                          SECURITIES  OPTIONS/SARS OR BASE
                          UNDERLYING   GRANTED TO   PRICE
                         OPTIONS/SARS EMPLOYEES IN   PER    EXPIRATION
NAME                     GRANTED (#)  FISCAL YEAR   SHARE      DATE      0%        5%            10%
- - ----                     ------------ ------------ -------- ---------- -------------------- -------------
James R. Wilson.........    40,000        23.7%    $26.125  10/25/2003      0 $   1,703,200 $   2,706,400
John R. Myers...........         0           0           0     N.A.         0             0             0
Joseph A. Lombardo......    10,000         5.9      26.125  10/25/2003      0       425,800       676,600
James E. McNulty........    10,000         5.9      26.125  10/25/2003      0       425,800       676,600
William W. Brant........     8,000         4.7      26.125  10/25/2003      0       340,640       541,280
R. Robert Harris........     6,000         3.5      26.125  10/25/2003      0       255,480       405,960

- - --------
(/1/) For Executive Officers named in the table and other key employees, the stock option grants prior to October 1993 contain limited stock appreciation rights exercisable immediately only upon the change of control of the Company as defined by the Committee. Options issued to Executive Officers and certain key employees prior to June 1992 contain supplemental cash payments (tax gross-up payments) provisions. No stock option grants awarded subsequent to June 1992 by the Compensation Committee contain supplemental cash payments. All stock option grants are issued at market value on the date of grant. Issued options are exercisable one year after the date of grant and have a ten year term. Options lapse three months after the date of termination of employment except for retirement, death or disability. Mr. Myers no longer participates in the Plan.
(/2/) No gain will be realized by an optionee without an increase in the price of the Company's common stock which will correspondingly increase the value of the common stock outstanding held by all stockholders. A 5 percent and a 10 percent gain would increase the total value of the Company's outstanding common stock by $796.2 and $1,265.2 million respectively. There can be no assurance that the gains shown in the table will be realized since any gain is dependent on the performance of the Company's common stock price which is attributed to many factors including but not limited to Company performance and stock market conditions. The value of the realized gains shown in this Table is provided solely for illustrative purposes only in compliance with rules promulgated by the Securities and Exchange Commission.

                      STOCK OPTIONS EXERCISED DURING FISCAL YEAR 1994

  The following table presents information regarding the exercise during fiscal year 1994 of options held by the named Executive Officers on June 30, 1994, to purchase shares of the Company's common stock and the value of unexercised stock options.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

                                                      NUMBER OF     VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING   IN-THE-MONEY
                                                     UNEXERCISED  OPTIONS/SARS
                                                    OPTIONS/SARS     AT FY-
                                                      AT FY-END     END(/1/)
                                                         (#)           ($)
                                                    ------------- -------------
                       SHARES ACQUIRED  VALUE(/2/)  EXERCISABLE/  EXERCISABLE/
NAME                   ON EXERCISE (#) REALIZED ($) UNEXERCISABLE UNEXERCISABLE
- - ----                   --------------- ------------ ------------- -------------
James R. Wilson.......      2,100        $ 15,093   15,650/40,000  $137,915/0
John R. Myers.........     40,000         365,625               0           0
Joseph A. Lombardo....          0               0   28,600/10,000   292,458/0
James E. McNulty......     13,000         160,875   23,000/10,000   203,455/0
William W. Brant......          0               0    51,389/8,000   535,514/0
R. Robert Harris......     20,000         217,012     6,708/6,000    61,260/0

- - --------
(/1/) Value is calculated based on the closing New York Stock Exchange price of the Company's common stock as of June 30, 1994, minus the option exercise price.
(/2/) Value is calculated based on the average of the high and low New York
      Stock Exchange price on the day on which the option was exercised minus the option exercise price.

LONG-TERM COMPENSATION

  The following Table sets forth information concerning the named Executive Officers participating in the Company's Executive Long-Term Incentive Plan for fiscal year 1994 for the three-year Plan period beginning July 1, 1993, and ending June 30, 1996.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN LAST FISCAL YEAR

                                                      ESTIMATED FUTURE PAYOUTS
                                                       UNDER NON-STOCK PRICE -
                                    PERFORMANCES OR       BASED PLANS(/1/)
                                      OTHER PERIOD   ---------------------------
                                    UNTIL MATURATION     $        $        $
NAME                                   OR PAYOUT     THRESHOLD  TARGET  MAXIMUM
- - ----                                ---------------- --------- -------- --------
James R. Wilson....................     3 Years       $46,600  $186,400 $372,800
John R. Myers......................        --             --        --       --
Joseph A. Lombardo.................     3 Years        37,000   148,000  296,000
James E. McNulty...................     3 Years        31,125   124,500  249,000
William W. Brant...................     3 Years        31,875   127,500  255,000
R. Robert Harris...................     3 Years        30,375   121,500  243,000

- - --------
(/1/) Awards under the Company's Executive Long-Term Incentive Plan are based on attainment of predetermined earnings per share goals and return on capital for Executive Officers who are not also operating unit heads. For Executive Officers and other key employees who are also operating unit managers participating in the Plan, awards are based on attainment of predetermined goals, including pretax profit and return on total investment goals. The Plan provides that bonus payments may be paid in cash or a combination of cash and stock. The stock is valued at market value on the last day of the Plan period. Estimated Future Payouts are for the fiscal year 1994 Plan Period. Mr. Myers no longer participates in the Plan.

  The Plan provides a target bonus opportunity based on a percentage of each participant's base annual compensation determined by the participant's salary grade. The opportunity ranges from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade covered by the Plan. The amount of the bonus award paid will vary from 25 percent of the target bonus opportunity being paid if the threshold bonus opportunity goals are achieved; 100 percent of the target bonus opportunity if the target bonus goals are achieved; and a maximum bonus of 200 percent of the target bonus opportunity if the maximum bonus targets are achieved.

RETIREMENT PLAN

  The Company maintains a defined benefit Pension Plan for non-bargaining unit employees and funds its entire cost. The following table shows the estimated annual benefits payable upon retirement (including amounts attributable to the defined benefit excess plan) for the specified compensation and years of service.

                               PENSION PLAN TABLE

                                   YEARS OF SERVICE
               -------------------------------------------------------------
REMUNERATION     15        20         25         30         35         40
- - ------------   -------   -------   --------   --------   --------   --------
$ 200,000      $59,278   $80,784   $102,289   $123,788   $145,296   $160,096
  400,000      120,941   164,747    208,552    252,345    296,155    325,755
  600,000      182,604   248,709    314,815    380,902    447,013    491,413
  800,000      244,267   332,672    421,078    509,459    597,872    657,072
1,000,000      305,930   416,635    527,341    638,015    748,731    822,731

  As of June 30, 1994, the named Executive Officers had the following credit service for determining pension benefits: James R. Wilson, 5 years; Joseph A. Lombardo, 5 years; James E. McNulty, 5 years; William W. Brant, 36 years; and
R. Robert Harris, 5 years.

  All of the Executive Officers named in the Summary Compensation Table participate in the Plan. Pension benefits are based on the average earnings for the highest five consecutive years of the final ten years of service. Compensation included in the final average earnings for pension benefit computation includes base annual salary and annual bonuses but excludes payments from the Company's Executive Long-Term Incentive Plan and all other annual compensation shown in the Summary Compensation Table. Unreduced pension benefits are calculated pursuant to the Plan's benefit formula as a straight life annuity payable at age 67. Benefits may be payable in the form of a joint and survivor or a ten-year certain option. Also, Messrs. Wilson, Lombardo, McNulty, Brant and Harris participate in an unfunded survivors income benefit plan which provides benefits to a surviving spouse of approximately 50 percent of a participant's base pay at death and continues until the participant would have attained age 65.

  Because the Pension Plan is subject to the benefit and compensation limits under the Internal Revenue Code, the Company has established an unfunded Excess Benefit Plan that provides for payment of amounts that would have been paid to employees under the pension formula absent the benefit limitations of the Code.

  The Company also maintains a Supplemental Executive Retirement Plan ("SERP") designed to provide unfunded supplemental retirement benefits to certain Executive Officers and key employees of the Company. The SERP is designed to provide such selected employees a benefit at retirement equal to 60 percent of the participant's average five highest consecutive years of compensation during the last ten years. Plan benefits are offset by amounts the participant receives from the Company's Retirement Plan, Excess Benefit Plan, and any pension benefits received from other employer plans including military pensions. A reduced early retirement benefit is available only at the discretion of the Chairman of the Board or President. The SERP provides accelerated benefit accrual, vesting, and payment in the event of a change of control of the Company as defined by the Board of Directors. Messrs. Wilson, Lombardo and McNulty participate in the SERP. Mr. Myers receives a minimum guaranteed annual retirement benefit of $15,000.

                                 TERMINATION OF
                  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

  The Company has entered into change of control employment agreements with Messrs. Wilson, Lombardo, McNulty, Brant and Harris and with certain other key employees. These agreements are intended to provide for continuity of employment in the event of a change in control as defined by the agreements, including the following events; (i) acquisition by any person of 20 percent or more of the voting securities of the Company; (ii) changes of the "incumbent Board"; (iii) reorganization, merger or consolidation; or (iv) liquidation or sale of the Company. Each of the agreements requires continued employment of the executive following a change of control on a basis equivalent to his employment immediately before such change. In the event that during the three-year period following a change of control, the executive terminates his employment for "good reason" (as defined in the agreements) or for any reason during the 30-day period commencing one year after the change of control; or the Company terminates the executive's employment without cause (as defined in the agreements), the executive would be entitled to receive a lump sum payment equal to three times the sum of the executive's salary, average long-term bonus and highest annual bonus plus service and earnings credits under any Company retirement plan, which would have been earned over, and the continuance of fringe benefits during the three years after such termination. The agreements provide that payments from the Company which (a) constitute "parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986 (the "Code") and (b) would subject the executive to the 20 percent excise tax (the "Excise Tax") contained in Section 4999 of the Code, will be "grossed up" by an additional payment in an amount defined by the agreements which takes into account the Excise Tax, tax penalties and interest, as the case may be, with respect to any such "parachute payments." The amounts of such parachute payments, pursuant to the terms described above, are only determinable with specificity on the date such payment obligations, if any, are triggered. With respect to the salary, annual bonuses and long-term bonuses shown in the Summary Compensation Table, the estimated benefits payable under the foregoing agreements for Messrs. Wilson, Lombardo, McNulty, Brant and Harris are $12.3; $5.4; $7.1; $7.9; and $7.1 million respectively. Under an agreement with the Company, Mr. Myers received $684,322, equal to twenty-one months of base compensation and accrued vacation. He also receives the retirement benefits disclosed above on this page.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION
                            IN COMPENSATION PROCESS

  Mr. Charles S. Locke, retired Chairman of the Board and Chief Executive Officer of Morton International, Inc., and Chairman of the Compensation Committee, was Chairman of the Board and Chief Executive Officer of Morton Thiokol, Inc. prior to the spin-off July 1, 1989, of the Company's chemical and commercial business forming Morton International, Inc. The Company and Morton International, Inc., are independent public corporations. No member of the Compensation Committee participates in any of the Company's Executive Compensation programs or employee benefit plans.

  Under agreements in connection with the spin-off of the Company's commercial businesses, the Company will provide, at fair market value, propellant-related products and certain services to Morton International's manufacturing facility which adjoins a Company facility in Promontory, Utah. In addition, Morton International continues to supply specialty chemical polymers, for use as rocket motor liners, to the Company on arm's-length terms. During fiscal year 1994, the Company purchased $.8 million in polymer specialty chemicals from Morton and Morton purchased from the Company $1.4 million in services and propellant related products.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation Policy

  The Committee's Compensation Policy is designed to provide a competitive compensation program which will attract, retain, motivate, and reward talented individuals as Executive Officers and as key employees of the Company. The compensation program is administered by the Committee. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Executive Vice President of Human Resources and Administration. The components of the program include base annual salary, short and long-term incentives, benefits and perquisites. Compensation grades, ranges, and midpoints adopted by the Committee are set based upon nationally recognized compensation databases: (i) the Hewitt Management Compensation Survey 777 consisting of 342 companies; (ii) Towers Perrin Compensation Data Bank consisting of 407 companies; and (iii) the Summit (AIA) survey of 60 aerospace companies. Although there are many other companies represented in these compensation surveys, the Committee considers the compensation of peer group companies. Base salaries are set to correspond approximately with the mean of salaries offered for like positions by comparable companies in the compensation surveys. Short and long-term incentives are designed to provide above average total compensation when performance of the Company or an operating unit is above targets set by the Committee. Annual incentives are related to the Company and operating unit performance and an individual's achievement of qualitative strategic goals. Long-term incentives are designed to balance executive management focus between short and long-term goals and to provide capital accumulation linked to Company or operating unit performance. The total compensation program is designed to reflect the overall level of the Company's or operating unit's financial performance and achievement of strategic goals. Total compensation will vary from year to year depending on the actual performance achieved against the predetermined goals set both financially and qualitatively. The Committee deems that specific financial goals, including earnings per share and return on investment and specific subjectively measured qualitative goals, are proprietary and confidential information, the disclosure of which would reveal future strategies and plans of the Company not otherwise disclosed.

  The principal elements of the compensation program administered by the Committee under the Compensation Policy for the Chief Executive Officer, the Executive Officers, including the Chief Executive Officer, and other key employees are as follows:

Base Annual Salary

  Base annual salaries are set against established salary grades reflecting the position, duties, and level of responsibilities of each Executive Officer, including the Chief Executive Officer, and each other key employee. For each salary grade, a salary range has been established consisting of maximum and minimum levels evenly distributed around a midpoint based on the compensation survey data discussed above. Base annual salaries are reviewed annually and adjusted within the established salary ranges for each salary grade to reflect individual performance and profitability of the Company or operating unit. Periodically, salary grades, compensation ranges, and midpoints are reviewed and adjusted so as to remain competitive with the marketplace as determined from the compensation databases.

Annual Bonus Program

  The Key Executive Bonus Plan established by the Committee, and approved by the Board, as an annual incentive compensation plan provides cash incentive opportunities to Executive Officers and other key employees selected by the Committee. Each bonus amount is based upon the Company or respective operating unit achieving predetermined earnings goals and the attainment of individual qualitative strategic goals relative to the participant's position, duties, and responsibilities with the Company ("Target Bonus Goals"). The Board of Directors sets the Company's earnings goals effective the beginning of the fiscal year. With review and approval by the Compensation Committee, the Chief Executive Officer sets the earnings and strategic goals for operating unit participants.

  The Target Bonus Opportunity set for each Plan participant is a percentage of the participant's base annual compensation. The percentage is determined by the participant's salary grade and ranges from 30 percent of base annual compensation for the lowest salary grade covered by the Plan, to 60 percent of base annual compensation for the highest salary grade.

  The amount of each actual cash bonus paid is based on the Company's or operating unit's earnings performance compared to predetermined earnings goals and the level of attainment of strategic goals. Strategic goals will vary for each Executive Officer depending on position and responsibility. Fiscal Year 1994 strategic goals included achievement of sales and marketing plans, new product development, customer satisfaction, quality, cost reduction and safety and environmental management. The cash bonus percentages range from: (i) 0 percent of the Target Bonus if Target Bonus Goals are not met; (ii) 40 percent to 100 percent of the Target Bonus if Target Goals are partially or fully achieved (at least 95 percent of the Target Goals must be achieved); and (iii) up to a maximum of 200 percent of Target Bonus depending on the level by which Target Bonus Goals are exceeded by actual performance results. The amount of the annual bonus paid on achievement of the subjectively measured qualitative goals will range from 1 percent to 25 percent of the Target Bonus Opportunity. The amount of the annual bonus paid on achievement of the earnings goal will range from a threshold of 25 percent of the Target Bonus Opportunity to a maximum of 200 percent of the Target Bonus Opportunity which is also the maximum bonus payable under the Plan. If, for example, the earnings target is achieved and all the qualitative goals are met, a bonus payment will be made of 125 percent of the Target Bonus Opportunity: 100 percent representing the achievement of the earnings goal and 25 percent representing achievement of the qualitative goals.

  The Plan also permits the Committee to designate employees, including Executive Officers, as Special Participants to receive discretionary bonus payments made by the Committee in recognition of outstanding achievements or accomplishments. No named Executive Officer received such a discretionary bonus during fiscal year 1994.

  Annual bonuses accrued for fiscal year 1994 reflect actual earnings which exceeded earnings goals set at the beginning of the fiscal year as an incentive to manage the Company and operating units profitably in an environment of reduced federal expenditures for defense and aerospace procurements. Bonus payments also reflect the attainment level of individual qualitative strategic goals against predetermined criteria as reviewed and approved by the Compensation Committee. Except for John R. Myers, all executive officers named in the Summary Compensation Table earned bonuses from the Plan.

Long-Term Incentive Plan

  The Key Executive Long-Term Incentive Plan adopted by the Committee, and approved by the Board, is designed as a long-term incentive program for Executive Officers and other key employees in a position to substantially influence the performance of the Company. The Plan authorizes incentive bonuses based on achievement over a three-year period of specific financial goals predetermined by the Committee for the Company and its operating units. For Plan periods beginning on and after July 1, 1991, the financial goals are based on earnings per share growth and return on total capital of the Company for each three-year period. For each operating unit manager of the Company, the financial goals are growth in operating profits and return on total investment at that unit. For Plan periods prior to July 1, 1991, financial goals were based only on earnings per share and operating profit.

  The Target Incentive Bonus opportunity is a percentage of each participant's base annual compensation determined by the participant's salary grade. Targets range from 60 percent of base annual compensation for the lowest salary grade covered by the Plan to 100 percent of base annual compensation for the highest salary grade. The amount of the long term incentive bonus payment is formula based and is equal to 50 percent of the Target Bonus Opportunity being awarded on the achievement of earnings per share goals and 50 percent on the achievement of return on capital or investment goals, as the case may be, depending if the employee is a corporate or operating unit participant. The Plan provides that the after tax payment of the bonus award may be cash or a combination of cash and common stock of the Company. The Committee has determined that the awards beginning with the fiscal year 1994 payment will be made in a combination of cash and stock reflecting the Committee's commitment to encourage ownership of Company stock by Executive Officers and key employees participating in the Plan.

  Upon completion of a three-year performance period, the bonus paid to a participant, subject to approval by the Committee, is based on the financial goals achieved by the Company or operating unit, as the case may be, in relationship to the financial goals set by the Committee at the beginning of the Plan period. Actual performance, which varies from these goals, results in individual awards that range from 0 percent to 200 percent of target bonus opportunity. For the three-year Plan period ending June 30, 1994, the Company's financial performance (measured in terms of earnings per share and return on capital or investment) exceeded the goals set at the beginning of the Plan period commencing July 1, 1991. Messrs. Wilson, McNulty, Brant, and Harris have earned bonuses from the Plan. Joseph A. Lombardo will be eligible for a bonus payment, if earned, for the plan period ending June 30, 1995.

Stock Options

  Under the Company's 1989 Stock Awards Plan approved by shareholders, the Committee is authorized to grant stock options, stock appreciation rights, shares of restricted stock, and other stock awards. The number of shares granted to an individual is based on Committee established guidelines relating to the recipient's position, salary grade, and stock price. An individual's past performance in meeting strategic goals and the number of shares granted in prior awards may also be considered by the Committee in its discretion in determining the number of shares in the grant to be awarded. Stock options granted by the Committee in October 1993 reflect the results of the Committee's review of its stock option policy. The Committee has determined that providing stock based compensation awards to Executive Officers and other key employees who are in a position to impact the future performance of the Company continues to be an integral part of the compensation package at this time given industry practice. The Committee, however, has reduced the number of participants in the plan who are not Executive Officers or other key employees in a position to impact the long-term financial success of the Company and the aggregate number of options granted compared to prior years.

Perquisites

  The Committee reviews annually the Executive Officers' and the Chief Executive Officer's perquisites to determine if they are competitive and reflect the usual and customary industry practices based on compensation survey data.

Determination of the Chief Executive Officer's Compensation

  The fiscal year 1994 compensation for Mr. James R. Wilson, President and Chief Executive Officer, consists of a base annual salary, an annual bonus, long-term incentive bonus, stock option grant, employee benefits provided to salaried employees as a group, and perquisites that are usual and customary for the position.

  With Mr. Wilson's election by the Board of Directors to the position of President and Chief Executive Officer, the Committee reviewed Mr. Wilson's compensation program reflecting his new position, duties, and responsibilities. Considering the size of the Company, the aerospace, defense, fastening systems industries and the markets the Company serves, the compensation survey data described above, the Committee determined the salary grade, salary range, and midpoints for Mr. Wilson's new position. As a result of this review, Mr. Wilson's salary grade was increased reflecting the new position, and his base annual salary correspondingly increased from $233,000 to $350,000. Mr. Wilson's new base annual salary, with a Compa ratio of 71.0 (base compensation in relationship to the midpoint of the salary range to the corresponding salary grade), was 29 percent below the comparable salary range for the salary grade. The Committee undertook a review of Mr. Wilson's compensation based on his performance in his position and in light of his base compensation being below the range for the corresponding salary grade for Mr. Wilson's position. As a result of this review, the Committee increased Mr. Wilson's base annual compensation from $350,000 to $425,000 effective July 1, 1994. The compensation increase reflects a new Compa ratio of 86.2 and effectively brings Mr. Wilson's compensation within the range of salaries for comparable salary grades based on the salary survey data and reflects the Committee's continuing policy of providing a competitive compensation program.

  Pursuant to the terms of the Key Executive Bonus Plan, Mr. Wilson's target bonus opportunity is set at 55 percent of his base annual compensation with a threshold bonus opportunity of 40 percent of target bonus and a maximum bonus opportunity of 200 percent of target bonus. Under the terms of the Key Executive Long Term Incentive Bonus Plan for the three-year plan beginning July 1, 1994 and ending June 30, 1997, Mr. Wilson's target bonus opportunity was set at 100 percent of base annual compensation at July 1, 1994. The threshold bonus opportunity under this long-term incentive plan is

25 percent of target bonus opportunity and the maximum bonus opportunity is 200 percent of target. For fiscal year 1994, Mr. Wilson received an annual bonus award of $347,000 or 200 percent of his target bonus opportunity (the maximum bonus that can be awarded under the Plan); 200 percent which represents achievement of the earnings per share goals and 25 percent the subjectively measured qualitative goals. Both the financial and qualitative goals were set at the beginning of the fiscal year. For fiscal year 1994, Mr. Wilson's qualitative bonus goals included his successful implementation of management succession plans and administrative and management reorganization, expanding the fastening systems product line base, and hiring a new Chief Financial Officer. Under the terms of the annual bonus plan, Mr. Wilson's target bonus was appropriately adjusted and prorated to reflect his new salary grade and target bonus opportunity as President and Chief Executive Officer.

  Mr. Wilson's Key Executive Long-Term Incentive Plan bonus plan payment of $133,936 represents the achievement of actual financial results consisting of earnings per share and return on capital to financial goals exceeding the target goals established at the beginning of the three-year plan period beginning July 1, 1991.

  The fiscal year 1994 bonus awards for Mr. Wilson and the other named Executive Officers in the Summary Compensation Table are based on earnings per share prior to the recognition of the effect of the adoption of the Statement of Financial Accounting Standards (SFAS) No. 106 "Employer's Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112 "Employer's Accounting for Postemployment Benefits."

  Mr. Wilson's compensation and the compensation of the other named Executive Officers in the Summary Compensation Table reflect the continuing financial performance of the Company in an environment of declining federal spending on defense and aerospace programs. Since the beginning of the five year performance period beginning July 1, 1989 and ending June 30, 1994, total shareholder value including the assumed reinvestment of dividends, has increased approximately 215 percent compared to the industry average of 185 percent. During fiscal year 1994, earnings per share were maintained on a declining sales base and on lower volumes at Company operations serving the defense markets. The fastening system segment of the business showed improved results from operations and the product line expanded with the acquisition of Deutsch Fastener. The Space Shuttle contract continues to be well managed in terms of motor performance, delivery, and cost management. A new Chief Financial Officer was hired. Department of Defense and non-Shuttle related space operations have been reorganized to improve the competitive position of the Company on lower volumes and to maximize profitability and cash flow on existing programs. The share repurchase program has been successfully implemented and the balance sheet further strengthened and debt further reduced.

1993 Tax Act Compensation Limits

  Section 162(m) of the Internal Revenue Code adopted under the 1993 tax law changes restricts the tax deductibility for certain non-formula performance based compensation exceeding $1 million. Proposed regulations have been issued by the Internal Revenue Service that are designed to allow companies to determine what type of changes to their compensation plans would satisfy the 1993 Tax Act requirements in order for the payments from such plans in excess of $1 million to be tax deductible. The regulations, however, could change significantly before they are final. The Committee considers it premature to consider changing existing compensation programs until the regulations become final. At that time, the Committee will review the Company's incentive compensation plans and with the advice of counsel, determine if the performance based requirements have been satisfied in some plans, but not in others and which plans, if any, need required stockholder approval. For the plans which are determined not to meet the performance based requirements, the Committee will determine if the value of applying discretion in determining part of, or all of the incentive awards under such plans outweighs the value of the tax benefit of the tax deduction that might otherwise be received for the compensation over $1 million.

                                          COMPENSATION COMMITTEE

                                          Charles S. Locke, Chairman
                                          James R. Burnett
                                          Joseph A. Rice
                                          James M. Ringler

  The report of the Compensation Committee and the following stock performance graph are not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

                               PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative stockholder return on the common stock of the Company for the five-year period beginning July 1, 1989, and ending June 30, 1994, as measured against (i) the Standard & Poor's 500 Stock Index; and (ii) the Standard & Poor's Aerospace and Defense Index.

  The returns shown assume that $100 was invested in Thiokol Corporation common stock starting on July 1, 1989. The returns shown also assume that all dividends paid during the five-year period were reinvested.


                             [GRAPH APPEARS HERE]



                                      6/89    6/90   6/91   6/92   6/93   6/94
                                     ------- ------ ------ ------ ------ ------
Thiokol Corporation................. $100.00  94.28 125.55 135.62 190.25 215.51
Standard & Poor's 500 Index......... $100.00 116.45 125.07 141.94 161.26 163.42
Standard & Poor's Aerospace/Defense
 Index.............................. $100.00 120.25 118.22 119.83 155.22 185.57

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Upon recommendation by the Audit Committee, the Board of Directors has appointed Ernst & Young LLP ("Ernst & Young") as its independent auditors for the fiscal year ending June 30, 1995. At the Board's direction, the appointment of Ernst & Young is being presented to the stockholders for ratification at the 1994 Meeting. While ratification is not required by law or the Company's Certificate of Incorporation or By-Laws, the Board believes that such ratification is desirable. In the event this appointment is not ratified by stockholders, the Board will consider that fact when it appoints independent auditors for the next fiscal year.

  Ernst & Young was the Company's Independent auditor for fiscal year 1994 and for all prior years since 1969. Audit services provided to the Company by Ernst & Young during fiscal year 1994 consisted of examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various related reports, as well as services relating to filings with the Securities and Exchange Commission, and pension and ESIP plan audits.

  Representatives of Ernst & Young are expected to be present at the 1994 Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions relating to that firm's examination of the Company's financial statements for fiscal year 1994.

  The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young.

                DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  Management does not now intend to bring before the 1994 Annual Meeting any matters other than those disclosed in the notice of the meeting. Should any matter requiring a vote of stockholders be properly brought before the meeting by or at the direction of the Board of Directors, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment.

  For business to be properly brought before an annual stockholders' meeting by a stockholder, advance written notice in accordance with the By-Laws of the Company must be received by the Corporate Secretary of the Company at its principal executive offices.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

  Stockholder proposals intended for the proxy statement for the 1995 Annual Stockholders' Meeting must be received by the Corporate Secretary of the Company at its principal executive offices no later than May 26, 1995.

                          ANNUAL REPORT AND FORM 10-K

  The Company will provide, without charge, upon written request from any person solicited herein, a copy of the Thiokol Corporation Annual Report and Form 10-K filed with the Securities and Exchange Commission. Requests should be directed to Director of Investor Relations, Thiokol Corporation, 2475 Washington Blvd., Ogden, Utah 84401-2398.

                                          By Order of the Board of Directors,

                                          Edwin M. North
                                          Secretary

Ogden, Utah
September 23, 1994

     THIOKOL CORPORATION                           PROXY/VOTING INSTRUCTION CARD
     Ogden, Utah
     ---------------------------------------------------------------------------
P
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
R    MEETING ON OCTOBER 25, 1994.

O The undersigned hereby appoints JAMES R. BURNETT, U. EDWIN GARRISON, and CHARLES S. LOCKE, or any of them, each with power of substitution, as
X proxies to vote as specified on this card all shares of common stock of Thiokol Corporation (the "Company") owned of record by the undersigned on
Y August 23, 1994, at the Company's Annual Meeting of Stockholders on October 25, 1994, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1 AND 2.

     Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year-ended June 30, 1994, and notice and Proxy Statement for the above Annual Meeting.

     Nominees for Election as Directors to the Class of Directors whose term expires with the 1997 Annual Meeting of Stockholders of the Company: L. DENNIS KOZLOWSKI and JAMES M. RINGLER.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     This card also constitutes voting instructions for Company shares held in its Employee Savings and Investment Plan.

[X]  PLEASE MARK YOUR  ++                                              +    5262
     VOTES AS IN THIS  +                                               +
     EXAMPLE.          +                                               ++++++

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER HEREIN BY THE
UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR PROPOSALS 1 AND 2.
- - --------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
- - --------------------------------------------------------------------------------
                     FOR     WITHHELD AS TO ALL NOMINEES
1. Election of
   Directors. (see   [_]                [_]
   reverse side)

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below:

- - -----------------------------------------------------

                                                        FOR   AGAINST   ABSTAIN

2. Proposal to ratify appointment of Ernst & Young      [_]     [_]       [_]
   LLP as independent auditors for fiscal year 1995.

- - --------------------------------------------------------------------------------

              NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

              SIGNATURE(S)______________________________________________________

              __________________________________________________________________

              DATE ______________,1994

     THIOKOL CORPORATION                           PROXY/VOTING INSTRUCTION CARD
     Ogden, Utah
     ---------------------------------------------------------------------------
P
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
R    MEETING ON OCTOBER 25, 1994.

O The undersigned hereby appoints JAMES R. BURNETT, U. EDWIN GARRISON, and CHARLES S. LOCKE, or any of them, each with power of substitution, as
X proxies to vote as specified on this card all shares of common stock of Thiokol Corporation (the "Company") owned of record by the undersigned on
Y August 23, 1994, at the Company's Annual Meeting of Stockholders on October 25, 1994, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1 AND 2.

     Receipt is acknowledged of the Company's Annual Report to Stockholders for the fiscal year-ended June 30, 1994, and notice and Proxy Statement for the above Annual Meeting.

     Nominees for Election as Directors to the Class of Directors whose term expires with the 1997 Annual Meeting of Stockholders of the Company: L. DENNIS KOZLOWSKI and JAMES M. RINGLER.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

     This card also constitutes voting instructions for Company shares held in its Employee Savings and Investment Plan.

[X] PLEASE MARK YOUR  ++                                                +   8898
    VOTES AS IN THIS  +                                                 +
    EXAMPLE.          +                                                 ++++++

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER HEREIN BY THE
UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
FOR PROPOSALS 1 AND 2.
- - --------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
- - --------------------------------------------------------------------------------
                     FOR     WITHHELD AS TO ALL NOMINEES
1. Election of
Directors. (see      [_]                [_]
reverse side)

To withhold authority to vote for any nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below:

- - -----------------------------------------------------

                                                         FOR   AGAINST   ABSTAIN
2. Proposal to ratify appointment of Ernest & Young      [_]     [_]       [_]
   LLP as independent auditors for fiscal year 1995.

- - --------------------------------------------------------------------------------

              NOTE: Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each stockholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

              SIGNATURE(S) _____________________________________________________

              __________________________________________________________________

              DATE ________________,1994